Exhibit 99.1

AsiaInfo-Linkage, Inc. Special Committee to Consider Additional “Going Private” Proposals

BEIJING/SANTA CLARA, Calif. – March 26, 2012 – AsiaInfo-Linkage, Inc. (Nasdaq:ASIA) (“AsiaInfo-Linkage” or the “Company”), a leading provider of telecommunications software solutions and related services, today announced that the Special Committee of its Board of Directors (the “Special Committee”), which was formed to consider a proposal by Power Joy (Cayman) Limited, a wholly owned subsidiary of CITIC Capital China Partners II, L.P., to acquire all of the outstanding shares of common stock of AsiaInfo-Linkage, has determined to solicit interest from, and engage in discussions with, other potential qualified interested parties regarding a potential transaction involving the Company, and to evaluate any proposals it receives. The Company cautions its shareholders, and others considering trading in its securities, that there can be no assurance that any definitive offer will be made, that any agreement will be executed or that any transaction will be approved or consummated by the Company.

About AsiaInfo-Linkage, Inc.

AsiaInfo-Linkage, Inc. is a leading provider of high-quality software solutions and IT services in China’s telecommunications industry. Following the merger between AsiaInfo Holdings, Inc. (“AsiaInfo”) and Linkage Technologies International Holdings Limited (“Linkage”) on July 1, 2010, AsiaInfo-Linkage leverages both AsiaInfo’s and Linkage’s leading market positions and complementary customer bases to provide a robust, comprehensive service offering primarily to China’s telecom operators. AsiaInfo-Linkage’s world-class R&D capabilities and extensive base of highly skilled engineers provide best-of-class solutions to help customers differentiate themselves from the competition.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in the statements. Further information regarding these and other risks is included in the Company’s filings with the U.S. Securities and Exchange Commission. The information contained in this document is as of March 26, 2012. AsiaInfo-Linkage does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For investor and media inquiries, please contact:

In China:

Mr. Jimmy Xia

AsiaInfo-Linkage, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo-linkage.com

Mr. Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com

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